Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTING FIRM

We have issued our reports dated February 17, 2010, with respect to the consolidated financial statements of TESALCA-99, S.A. for the years ended December 31, 2008 and 2007 and the consolidated financial statements of TEXNOVO S.A. for the years ended December 31, 2008 and 2007, included in this Current Report on Amendment No. 2 on Form 8-K/A for Polymer Group, Inc. dated February 19, 2010.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Polymer Group, Inc. on Form S-8 (File No. 333-151171, effective May 23, 2008), Form S-3/A, Amendment No. 2 (File No. 333-145138, effective November 2, 2007), Form S-8 (File No. 333-131156, effective January 20, 2006), Form S-8 (File No. 333-121254, effective December 14, 2004), and Form S-8 (File No. 333-121252, effective December 14, 2004).

AUDIHISPANA GRANT THORNTON, S.L.P.

Joan Vall

Barcelona, Spain

February 17, 2010